Exhibit 10.2

LEASE AGREEMENT

        THIS LEASE AGREEMENT (the “Lease”), dated ___________________ 2004, is between WM LIMITED PARTNERSHIP – 1998, d/b/a Wendy’s of Michigan, a Michigan limited partnership whose address is 1971 East Beltline Avenue, N.E., Suite 200, Grand Rapids, Michigan 49525 (“Lessee”), and ___________________________________________, a _______________________________________________________________ whose address is ___________________________________________________________________(“Lessor”).

RECITALS:

        WHEREAS, Lessor owns certain real property and improvements, including a “Wendy’s Old Fashioned Hamburgers” restaurant, located at ____________________________________ _____________________________________________, State of Michigan, as more particularly described in Exhibit A attached hereto (the “Premises”); and

        WHEREAS, Lessor desires to lease the Premises to Lessee, and Lessee desires to lease from Lessor the Premises, in accordance with the terms provided herein.

        NOW, THEREFORE, in consideration of the rents to be paid and the mutual promises set forth herein, Lessor and Lessee agree as follows:

         1.    PREMISES: In consideration of the representations, warranties, covenants and conditions set forth herein, Lessor hereby leases to Lessee, and Lessee hereby takes and leases upon the terms and conditions set forth herein, the Premises described in Exhibit A, with a street address of _______________________________________, together with all buildings, structures, and other improvements and appurtenances now or hereafter constructed or located thereon.

         2.    TERM:

             2.1   Commencement Date. The "Commencement Date" shall be ____________________.

             2.2   Initial Term. The initial term of this Lease, and the payment of rent, shall commence on the Commencement Date, and shall continue thereafter for twenty (20) years until _________________, unless sooner terminated as provided herein.

             2.3    Lessee’s Options to Extend Initial Term. Lessee shall have two options to extend the initial term of this Lease; the first option for an additional period of ten (10) years for a possible extension until ___________, 20__, and the second option for an additional period of ten (10) years for a possible extension until ___________, 20__. After the exercise of each option to extend, all references in this Lease to the term shall be considered to mean the term as extended, and all references to the termination or to the end of the term shall be considered to mean the termination or end of the term as so extended. Lessee’s right to said option is conditioned upon Lessee giving Lessor written notice exercising the extension at least one hundred eighty (180) days before the expiration of the initial term or applicable extension term.

            2.4    Lessee’s Franchise Agreement. Lessee shall retain the exclusive right, with 30 days prior written notice, to terminate this Lease in the event that Lessee’s franchise agreement relating to the Lessee’s operations on the Premises expires or terminates.

         3.    RENTAL: During the term and any extensions thereof, Lessee agrees to pay “Rent” as set forth in this Paragraph. Rent shall be paid to the Lessor at the address above unless and until the Lessee is directed in writing to pay at a different address.

            3.1    Base Rent: During the term of the Lease, “Base Rent” shall be due from the Lessee in a fixed annual amount of $__________ (__________________________Dollars), payable in equal consecutive monthly installments of $______ (___________________ Dollars). Base Rent shall be payable in twelve (12) equal payments (each payment a “Monthly Rental”), due and payable on the first day of each calendar month.

             3.2    Base Rent Adjustments: Upon each five year anniversary of the Commencement Date during the initial term and any renewals thereof, the Base Rent shall increase by five percent (5%) of the then current Base Rent (the “Base Rent Adjustments”).

             3.3    Partial Months: In the event the commencement date of the Monthly Rental hereunder is a day other than the first day of a month, Lessee shall pay, upon said Commencement Date, a pro rata portion of the Monthly Rental in the ratio that the number of days remaining in said fractional month bears to the total number of days of such month. The final installment of said rental shall be similarly prorated.

    4.    USE OF PREMISES:

             4.1    Use Allowed. The Premises shall be occupied by Lessee for the operation of a Wendy's restaurant or any other lawful use.

            4.2    Use Restriction:

                      (a)    Nuisances. No use shall be made or permitted of the Premises which shall constitute a nuisance.

                      (b)    Compliance with Laws. Lessee shall use its best efforts to comply with all governmental rules, regulations, ordinances, statutes and laws now in force or which may hereafter be in force pertaining to the Premises and to Lessee’s use thereof. Should Lessee inadvertently violate any of the same, Lessee shall, as soon as reasonably possible after discovery of any such violation, take all measures reasonably necessary to comply with the law.

             4.3    Use Exclusive. If the Premises are located adjacent to a contiguous development owned or controlled by Lessor (the “Development”), Lessor hereby covenants to not sell or lease any other parcel within the Development to another party having a similar concept or menu plan as Lessee’s.

    5.    LESSEE REIMBURSEMENTS: In addition to the Rent, Lessee shall pay the following items, hereinafter called “Reimbursements”:

             5.1    Taxes. Lessee shall pay all real property taxes and general and special assessments (“Real Property Taxes”) levied and assessed against the buildings, other improvements, and land which constitute the Premises. Lessee shall not be required to pay any municipal, county, state, or federal income or franchise taxes of Lessor, or any municipal, county, state, or federal estate, succession, inheritance, or transfer taxes of Lessor. Lessor shall use best efforts to cause the assessor’s office to issue a separate tax bill for the Premises, and Lessor may direct the taxing authority to send the statements directly to Lessee.

             5.2    Contests. Lessee may, if it in good faith disputes the validity or amount of any such tax or assessment, contest the same, but shall indemnify and hold Lessor harmless with respect to any such action. Lessor agrees that any contest or review initiated by Lessee as provided herein may be maintained at the election of Lessee, in the name of Lessee, or in the name of Lessor, or in the name of both Lessor and Lessee, and for that purpose Lessor does hereby constitute Lessee as Lessee’s true and lawful attorney-in-fact, which appointment shall be coupled with an interest and is irrevocable. Lessor agrees to join in and fully cooperate with any such contest or review if requested by Lessee or required by law or regulations, and further agrees to execute and acknowledge such documents, instruments, assents and other papers as may be required or necessary. The legal proceedings referred to in this Paragraph which may be prosecuted by Lessee shall include appeals from any judgments, decrees or orders and such review of determinations of any administrative bodies and officers as may be deemed appropriate by Lessee. Any refund or rebate obtained pursuant to such proceedings shall be paid in its entirety to Lessee, unless the taxes challenged covered property in addition to the Premises; in that event, any refund shall be paid first to Lessee to the extent of its costs and expenses for contesting the taxes and to the extent the refund or rebate relates to taxes previously paid (or to be paid) by Lessee, and the balance of such refund allocated equitably among the other owners of the parcel covered by such taxes.

             5.3    Insurance Premiums. Lessee shall pay the insurance premiums on the Premises, the buildings, furniture, fixtures, equipment and other improvements located thereon consistent with Paragraph 12. Lessor shall be named as an additional insured on all such policies.

             5.4    Other Taxes. Except or otherwise specifically provided herein, Lessor expressly agrees that Lessee shall not be obligated to pay any income tax, profits tax, tax on rents, excise tax, inheritance tax, transfer tax, estate tax, succession tax or franchise tax that may be levied against Lessor’s interest in the Premises or that may be payable by or chargeable to Lessor under any present or future law of the United States, the State of Michigan, or any political subdivision thereof.

    6.    FURNITURE, FIXTURES & EQUIPMENT: Lessee (or its designee) shall, at its cost and expense, place, install or maintain, the equipment, furniture and fixtures as Lessee shall deem necessary or appropriate for the purpose of carrying on business upon the Premises including, but not limited to, chairs, tables, stoves, hoods, coolers, preparation areas and other restaurant related items (the “Restaurant Equipment Package”). All of the Restaurant Equipment Package shall, for the purpose of this Lease, be treated as personal property of the Lessee, no matter how affixed, and at no time shall Lessor have any rights therein until and unless granted by a written instrument subsequent to this Lease, and executed by both Lessee and Lessor. Lessor shall execute waivers of lien on said personal property, upon request of Lessee. Lessee shall pay any personal property taxes assessed on the Restaurant Equipment Package or other personal property.

    7.    SIGNAGE: Lessee may, at its sole cost and expense, install signage on and about the Premises, including building signage, monument, directional and pylon signs, informing the public of Lessee’s business names and other commercial messages. For the purpose of this Lease, the signage shall be treated as personal property of the Lessee, no matter how affixed, and at no time shall Lessor have any rights therein until and unless granted by a written instrument subsequent to this Lease, and executed by both Lessee and Lessor. Lessee shall maintain all such signage in good condition and repair.

    8.    ALTERATIONS: During the term hereof, Lessee shall have the right to make, at its sole cost and expense, such changes, alterations, improvements and additions to the Improvements and Premises or any portion thereof as Lessee may desire, and shall also have the right to install therein and replace such fixtures, signs and equipment as it may deem advisable for the conduct of its business, subject to the approval of all applicable governmental authorities, which approvals shall be obtained by Lessee at its sole cost and expense. Any such fixtures or equipment shall continue to be included as part of the Restaurant Equipment Package.

    9.    REPAIRS AND UPKEEP:

             9.1    Lessor’s Responsibility. Lessor shall not be required or obligated to make any changes, alterations, additions, improvements or repairs in, on or about the Premises, the Improvements, or any part thereof, during the term of this Lease.

             9.2    Lessee’s Responsibility. Lessee shall, at its sole cost and expense, keep and maintain the Premises and all improvements (including landscaping on the Premises) thereon in good order and repair, ordinary wear and tear excepted. Lessee shall make any and all additions to or alterations or repairs in and about the Premises and the improvements which they desire or which may be required by all public laws, ordinances and regulations.

    10.    UTILITIES: During the term, Lessee shall pay for all water, natural gas, electricity, sewer, telephone, trash removal services and all other services and utilities supplied to the Premises. Throughout the term, Lessor shall, upon Lessee’s request, grant to the utility companies providing utilities such easements in, over and through the Premises and adjacent areas as may be reasonably necessary to provide such utilities to Lessee.

    11.    INDEMNIFICATION:

             11.1    Indemnification of Lessor. Lessee will, in all events, indemnify and save Lessor harmless from and against any and all claims, actions, damages, liability and expense in connection with the loss of life, personal injury, or damage to property arising from or out of any breach of this Lease or any occurrence in, upon or at the Premises or the occupancy or use of same, or any part thereof, by Lessee or its respective agents, contractors, employees, sub-tenants, licensees, invitees or others, without limitation except for those matters which stem directly from Lessor’s negligence, omissions or intentional acts. In the event Lessor shall, with no fault on its part, be made a party to any litigation commenced by or against Lessee, then Lessee shall protect and hold Lessor harmless and pay all costs, expenses and reasonable attorney’s fees paid or incurred by Lessor in connection with such litigation.

             11.2    Indemnification of Lessee. Lessor will, in all events, indemnify and save Lessee harmless from and against any and all claims, actions, damages, liability and expense in connection with the loss of life, personal injury, or damage to property arising from or out of any breach of this Lease or any occurrence in, upon or at the Premises or the occupancy or use of same, or any part thereof, by Lessor or its respective agents, contractors, employees, sub-tenants, licensees, invitees or others, without limitation except for those matters which stem directly from Lessee’s negligence, omissions or intentional acts. In the event Lessee shall, with no fault on its part, be made a party to any litigation commenced by or against Lessor, then Lessor shall protect and hold Lessee harmless and pay all costs, expenses and reasonable attorney’s fees paid or incurred by Lessee in connection with such litigation.

    12.    INSURANCE:

             12.1    Policy Form and Evidence of Coverage. All policies of insurance provided for herein shall be written as primary policies (naming Lessor as an additional insured), and shall contain an endorsement requiring ten days prior written notice to Lessor prior to cancellation or a change that provides for less coverage, scope or amount of any such policy, and shall be subject to such deductible amounts as Lessee deems reasonable. Upon request, Lessee shall supply Lessor with a true and correct copy of all such policies or a certificate of insurance reflecting the coverage. Notwithstanding anything to the contrary contained in this Paragraph, Lessee’s obligations to carry insurance as provided herein may be brought within the coverage of a so-called “blanket” policy or policies of insurance carried and maintained by Lessee, provided that such policy by its terms assigns to the Premises at least the amount and scope of coverage required by this Paragraph.

             12.2    Liability Insurance. During the term, Lessee shall maintain general liability insurance with a combined single limit for bodily injury and property damage of not less than One Million Dollars ($1,000,000.00), naming Lessor as an additional insured, containing cross-liability endorsements and indemnifying Lessor and Lessee against liability for damage or injury to the property or person (including death) of any person entering upon the Premises, or any structure thereon, or any part thereof, and arising from the use and occupancy thereof.

             12.3    Mutual Release. Lessor hereby releases and discharges Lessee, its subtenants, licensees and their agents and employees of and from all liability to Lessor and to anyone claiming by, through or under Lessor by subrogation or otherwise on account of any loss or damage caused by or arising out of any fire or other casualty, however caused. Lessee hereby releases and discharges Lessor, and any other persons, firms and corporations having an interest in the Premises, their agents and employees, of and from all liability to Lessee and to anyone claiming by, through or under Lessee by subrogation or otherwise on account of any loss or damage to the Restaurant Equipment Package, signage and other property owned by Lessee caused by or arising out of any fire or other casualty, however caused.

    13.    DESTRUCTION:

             13.1    Partial (i.e, more than 50%) or Total Destruction Covered by Insurance. Except as otherwise provided in Paragraph 13.2 below, in the event the Premises and Restaurant Equipment Package are at least fifty (50%) percent damaged or partially or totally destroyed by fire or other perils covered by the aforementioned fire and extended coverage insurance, Lessee at its option may promptly and diligently, with the insurance proceeds, restore the Premises to the condition existing prior to the occurrence of the fire or other peril. If Lessee does not restore the Premises, the Lessee shall release and turn over to Lessor insurance proceeds as a result of such damage, if any, net of the balance due on any mortgage or other secured financing related to the Premises or Restaurant Equipment Package, and cancel and terminate this Lease

             13.2    Partial or Total Destruction Within the Last Five Years. In the event the Premises and Restaurant Equipment Package are damaged or destroyed by any cause whatsoever during the last five (5) years of the term of this Lease, or any extension thereof, Lessee, at its option, may (i) promptly and diligently restore the Premises to the condition existing prior to the occurrence of the fire or other casualty; or (ii) release and turn over to Lessor insurance proceeds as a result thereof, if any, net of the balance due on any mortgage or other secured financing related to the Premises or Restaurant Equipment Package, and cancel and terminate this Lease.

             13.3    Partial Destruction (i.e., less than 50%). Except as otherwise provided in Paragraph 13.2 above, in the event the Premises and Restaurant Equipment Package are less than fifty (50%) percent damaged or partially destroyed by fire or other perils covered by the aforementioned fire and extended coverage insurance, Lessee shall, with the insurance proceeds, restore the Premises to the condition existing prior to the occurrence of the fire or other peril.

             13.4    Standard of Reconstruction. Any obligation of Lessee to repair and/or restore the Premises and Restaurant Equipment Package pursuant to this Paragraph shall be to repair or restore the same to the condition existing prior to the occurrence of the fire or other peril, or in accordance with Lessee’s then current prototype building specifications, subject to such modifications as may be required by any governmental agency or authority having jurisdiction.

             13.5    Abatement of Rent. In the event of repair, reconstruction or restoration as herein provided, Rent shall be abated. However, Lessee may, at its option, continue to operate its business on the Premises during any such period to the extent reasonably practical from the standpoint of prudent business management. In such event, rent shall be abated in proportion to the percentage of the Premises or Improvements actually being utilized during the abatement period.

    14.    CONDEMNATION:

             14.1    If the Premises, or any portion thereof, are taken under the power of eminent domain, or sold under the threat of such power (all of which shall be deemed a “condemnation”), this Lease shall terminate as to the part taken as of the date the condemning authority takes possession, whichever occurs first. If such taking renders the Premises no longer economically viable for Lessee’s use, as reasonably determined by Lessee, then Lessee, at its option, may terminate this Lease by giving 30 days written notice to Lessor. Such determination to terminate shall be made within 180 days after the condemning authority shall give notice to Lessee of having taken title or possession to all or a portion of the Premises. Such termination shall not affect the amount of the award given as a part of the condemnation.

             14.2    Should Lessee elect not to terminate the Lease, Rent will be abated as follows: While any construction work is being completed, Monthly Rent will be abated by a percentage equal to the percentage decrease of sales on a monthly basis when compared to average sales in the same month in the prior two years (“Interim Abated Rent”). The Interim Abated Rent shall remain effective until the rehabilitation of the Premises is complete. Once the Premises are rehabilitated, a permanent rent abatement will be determined twelve months after completion of all rehabilitation, at which time Monthly Rent will be decreased by a percentage equal to any percentage of decreased sales in the twelve month period as compared to the average sales for the two years prior to the taking (“Permanent Abated Rent”).

             14.3    Lessor and Lessee shall each have the right to make a claim against the condemning authority for the amount of damages done to each of them by any permanent taking. The proceeds from condemnation or transfer in lieu thereof shall be allocated between Lessor and Lessee in accordance with applicable law, except in the case of a temporary taking or interference with access, which shall belong totally to Lessee.

    15.    LESSOR’S RIGHT OF ENTRY: Following reasonable prior notice, Lessee shall permit Lessor and its agents to enter upon the Premises during Lessee’s normal hours of operation (provided Lessor acts in such manner as not to unreasonably interfere with operations) for the purpose of inspecting the same.

    16.    ASSIGNMENT AND SUBLETTING: With consent of the Lessor, which shall not be unreasonably withheld, Lessee may transfer or assign this or any right or interest hereunder, or sublet the Premises or any part thereof, but only pursuant to the terms hereof. Any such assignment or sublease shall be subject to all of the terms and conditions of this Lease. Lessee shall be solely entitled to any and all consideration paid as part of such assignment. Provided that assignee is of sound financial strength, Lessor shall release Lessee from any further obligation created by this Lease. Notwithstanding the foregoing, neither (i) a merger, consolidation or acquisition of Lessee or its parent company on a corporate level; nor (ii) an assignment to an assignee whose financial strength is of equal or greater value to that of Lessee; nor (iii) an assignment to an affiliated corporation of Lessee, provided that any guarantor of this Lease shall continue to be liable under its guaranty following such assignment, shall be considered an assignment requiring Lessor’s consent, and Lessor agrees to execute any reasonably necessary documents in such instance to facilitate such transaction. In the event of an authorized assignment hereunder, the Meritage Guaranty attached as Exhibit B shall be fully and completely discharged and released upon such assignment.

    17.    BANKRUPTCY; INSOLVENCY: In the event a petition under the United States Bankruptcy Code (11 U.S.C. §101 et seq.) is filed by or against Lessee, Lessee agrees that the following shall apply:

             17.1   This Lease shall be construed as a lease of non-residential real property.

             17.2    Lessee’s obligations under this Lease shall be continuing in nature and shall be construed as arising from day-to-day from and after the date upon which performance of each obligation first becomes due.

             17.3    The rent and other monetary obligations of Lessee due under this Lease constitute the fair market rental value of the Leased Assets for which Lessee will remain liable until Lessee vacates and surrenders the Premises.

             17.4    All amounts which Lessee is obligated to pay under this Lease constitute actual, necessary and reasonable expenses of preserving Lessee’s bankruptcy estate for which Lessor shall be entitled to an administrative expense priority claim pursuant to 11 U.S.C. §503(b)(1)(A) should Lessor exercise its option to pay such expenses upon Lessee’s default.

    18.    DEFAULT & REMEDIES:

             18.1    Monetary Default. In the event of a default on the part of Lessee in the payment of any rent, taxes or assessments, as herein provided, and the default continues for a period of twenty (20) days from and after the date that such written notice is delivered to Lessee, Lessor shall have the right at its election to enter upon the Premises and take possession thereof (subject to the rights of any leasehold mortgagee and subtenants as hereinafter provided), and this Lease and all rights of Lessee hereunder shall thereupon terminate, without prejudice to the right of Lessor to bring suit for and collect all rent, taxes, assessments or other amounts payable by Lessee which may have accrued up to the time of Lessor’s exercise of such rights.

             18.2    Non-Monetary Default. In the event of a default by Lessee under any of the covenants or agreements of this Lease other than failure to pay rent, taxes or assessments, and if Lessor shall execute and deliver to Lessee written notice specifying such default in reasonable detail, then unless within ninety (90) days from and after the date that such notice is delivered to Lessee and each mortgagee, Lessee or any mortgagee shall have commenced to remove or cure such default and shall thereafter proceed with reasonable diligence to completely remove or cure such default, Lessor shall have the right at its election to exercise the right of entry upon the Premises and termination set forth in Paragraph 18.1 above; provided, however, that if a mortgagee of Lessee’s interest under this Lease shall in good faith and with the exercise of reasonable diligence be unable to obtain such possession of the Premises by foreclosure or otherwise as will permit it to commence to cure any default covered by this Paragraph within the ninety (90) day notice period, and such mortgagee within the said ninety (90) day notice period shall notify Lessor of its inability to do so, then the time within which said mortgagee may commence to cure such default shall be extended until in the exercise of good faith and with reasonable diligence such mortgagee can obtain such possession, and provided that mortgagee shall pay or cause to be paid all rent, taxes, assessments, and other amounts payable by Lessee under the terms of this Lease.

             18.3    Other Default. If Lessee makes a general assignment for the benefit of creditors or files a voluntary petition in bankruptcy, or if a decree is entered involuntarily adjudicating Lessee a bankrupt and such decree is not dissolved within ninety (90) days, or if a receiver shall be appointed for all the property of Lessee and shall not be discharged within ninety (90) days, then, any such action shall constitute a default by Lessee and, subject to the notice requirements set out in Paragraph 18.2 above and the rights of a mortgagee as provided in this Lease, Lessor may give such notice and terminate this Lease; provided, however, that no such act or event shall constitute a default hereunder or permit the termination of this Lease as long as the payment of all rents and the other obligations to be performed by the Lessee shall be performed by Lessee or any party claiming under or acting on behalf of Lessee.

             18.4    Upon Election to Terminate. Should Lessor elect to terminate this Lease following an uncured event of default, Lessor shall be entitled to recover from Lessee as damages such amounts as the law allows, including reasonable attorney’s fees. Notwithstanding the foregoing, the maximum allowable recovery by Lessor shall be the present value of the remaining rentals for the then applicable term, without the exercise of options, utilizing a discount factor of the greater of (i) the applicable post-judgment default rate of interest in the locale of the Premises; or (ii) eighteen (18%) percent.

             18.5    Defaults Requiring Longer Period to Cure. Notwithstanding any other provisions of this Paragraph, Lessor agrees that if the default complained of, other than for the payment of monies, is of such a nature that the same cannot be cured within the periods specified above, then such default shall be deemed to be cured if Lessee within such period shall commence the curing thereof and shall continue thereafter with all due diligence to cause such curing and does complete the same with the use of such diligence.

             18.6    Rights Cumulative; No Waiver. All rights, options and remedies of Lessor and Lessee contained in this Lease shall be construed and held to be cumulative, no one of them shall be exclusive of the other, and Lessor and Lessee shall have the right to pursue anyone or all of such remedies or any other remedy or relief which may be provided by law or in equity. No waiver of any default of either party hereunder shall be implied from any acceptance by the other party hereto of any rent or other payments due hereunder or any omission by the other party hereto to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect default other than as specified in said waiver. The consent or approval by either party to or of any act by the other party requiring the first party’s consent or approval shall not be deemed to waive or render unnecessary the second party’s consent or approval to or of any subsequent similar acts by the first party.

             18.7    Default By Lessor. In the event of default by Lessor pursuant to its obligations under this Lease, Lessee shall be entitled to recover from Lessor such damages as the law allows, including specific performance, in addition to reasonable attorney’s fees and all costs incident to litigation.

    19.    REMOVAL: Except as otherwise provided in this Lease, upon the expiration of the term of this Lease, or upon any earlier termination hereof, Lessee shall quit and surrender possession of the Premises to Lessor in the same condition as upon completion of construction or remodeling of the improvements, together with all subsequent additions thereto and alterations and replacements thereof, reasonable wear and tear and damage from fire or other casualty excepted. Before surrendering possession of the Premises as aforesaid, Lessee may, without expense to Lessor, remove or cause to be removed from the Premises all signs, furnishings, equipment, trade fixtures, merchandise, Restaurant Equipment Package or such other personal property of Lessee installed or placed therein, and shall, at Lessee’s sole cost and expense, repair all damage to the Premises caused by such removal.

    20.    PAYMENTS AND NOTICES: All rents and other sums payable by Lessee to Lessor hereunder shall be paid to Lessor at its address set forth below, or at such other place as Lessor may hereafter designate in writing. Any notice to be given or other document to be delivered by either party to the other hereunder may be delivered or by facsimile, personal delivery, express documentable delivery (such as Federal Express), or by certified mail, return receipt requested and postage prepaid, and addressed as follows:

If to Lessor:	______________________________ ______________________________ ______________________________

If to Lessee:	Wendy’s of Michigan Attn: Vice President & General Counsel 1971 East Beltline Avenue, N.E., Suite 200 Grand Rapids, Michigan 49525

             Either party hereto may from time to time, by written notice to the other, served in the manner herein provided, designate a different address.

    21.    HOLDING OVER: In the event Lessee shall hold over after the expiration of term hereof, such holding over shall be construed to be a tenancy from month-to-month and shall be governed by the terms, conditions and covenants contained in this Lease.

    22.    FORCE MAJEURE: Each date by which an obligation hereunder must be satisfied, shall be extended by the number of days during which the satisfaction of such obligation is necessarily delayed by strikes, lockouts, labor unrest, civil strife, riots, war, natural disasters, action of the elements, unavailability of materials or supplies, or other events beyond the control of the party required to perform, but nothing contained in this Paragraph shall be deemed to affect in any way Lessee’s obligations with respect to rental and other charges payable pursuant to this Lease after such rental and other charges have first commenced to accrue.

    23.    QUIET POSSESSION: Lessor covenants that it owns the Premises in fee simple, that it has full right to make this Lease, and that if and so long as Lessee shall not be in default under the provisions of this Lease, Lessee shall quietly hold, occupy and enjoy the Premises, in accordance with the provisions hereof, throughout the term, without hindrance, ejection, or molestation by Lessor or any party claiming under Lessor or otherwise.

    24.    SUBORDINATION BY LESSOR AND LESSEE:

             24.1    Lessee’s Subordination. Lessor hereby expressly reserves the right, at its option, to place encumbrances against the Premises superior in lien and effect to this Lease, without affecting in any way Lessee’s obligations under this Lease, and Lessee agrees to execute such separate subordination agreements with respect to such liens and encumbrances as the lender or its title insurer shall reasonably require; provided, however, that any such lender shall first covenant in writing that in the event of foreclosure or sale under power of sale by or through the lender or its assigns, this Lease and Lessee’s quiet possession of the Premises will not be disturbed or affected and this Lease shall remain in full force and effect so long as Lessee is not in default hereunder.

             24.2    Lessor’s Subordination. Lessee shall have the right from time to time to subordinate this Lease, the Restaurant Equipment Package, the signage or any other Lessee interest or personal property hereunder in favor of a lender or lessor of equipment, and Lessor agrees to execute such documents as may reasonably be required to accomplish this subordination.

    25.    ESTOPPEL CERTIFICATE: Lessor and Lessee each agree, within ten (10) days after receipt of written request by the other party, to execute, acknowledge and deliver to and in favor of the requesting party, an Estoppel Certificate stating: (a) whether this Lease is in full force of effect; (b) whether this Lease has been modified or amended and if so, identifying and describing each such modification or amendment; (c) the date to which rent and other charges have been paid; (d) whether such party knows of any default on the part of the requesting party or has any claim against the requesting party and, if so, specifying the nature of such default or claim; (e) that Lessee is in possession of the Premises; (f) whether or not there are then existing any setoffs or defenses against enforcement of any right or remedy of the requesting party, or any duty or obligation of the other party hereunder; and (g) any matters relating to the status of this Lease that the requesting party asks to be confirmed.

    26.    MORTGAGE OF LEASEHOLD:

             26.1    In General. In addition to any other right herein granted, Lessee shall have the right, without any consent on the part of the Lessor, to convey, encumber and grant a lien or security interest in (a) its leasehold interest in and to the Premises or any part thereof (including any rights of first refusal, access rights, business value, utility easements and other rights of way), (b) its rights and interests in and to all improvements now existing or hereafter constructed or placed thereon, and (c) its trade fixtures, signs, equipment, Restaurant Equipment Package, and other personal property hereunder, and to assign this Lease or any interest therein as collateral for any mortgage or mortgages; but any and all such conveyances, mortgages, or assignments shall be subject to this Lease and the right, title and interest of Lessor in the Premises. If any such leasehold mortgage shall be foreclosed or the leasehold estate sold under any power contained therein, the leasehold mortgagee or other purchaser at such sale shall immediately succeed to all rights of Lessee hereunder. If Lessee or any leasehold mortgagee shall notify Lessor in writing of such mortgagee’s interest in the Premises and shall at the same time furnish Lessor with the address to which copies of notices are to be sent to the mortgagee, Lessor will thereafter send to such mortgagee at the address so given, a copy of any and all notices which the Lessor may from time to time give to or serve upon the Lessee under and pursuant to the terms and provisions of this Lease, and no such notice to the Lessee shall be effective unless a copy thereof is also served upon the mortgagee in such manner. Such mortgagee may at its option at any time before the rights of the Lessee shall have been forfeited to Lessor, or within the time permitted for curing or commencing to cure defaults as herein provided, pay any of the rents due, make any deposits, or do any other act or thing required of Lessee by the terms of this Lease, to prevent the forfeiture hereof. A leasehold mortgagee shall not become personally liable for any of the Lessee’s obligations under this Lease unless and until such mortgagee becomes the owner of the leasehold estate by foreclosure, assignment in lieu of foreclosure or otherwise, and thereafter such mortgagee shall remain liable for such obligations only so long as it remains the owner of the leasehold estate. If the leasehold mortgagee should become owner of the leasehold estate, such mortgagee may assign the Lease without any consent on the part of Lessor being required.

             26.2    Notices to and Consent of Leasehold Mortgagees. In the event any such leasehold mortgage is made by Lessee and Lessor is given notice thereof as above provided, then, unless otherwise agreed to by Lessee in writing, so long as any such leasehold mortgage remains outstanding and unsatisfied of record, no material modification or amendment hereof, waiver of any right hereunder, or any surrender, acceptance of surrender or cancellation hereof by Lessee shall be of any force or effect unless approved or consented to in writing by the leasehold mortgagee; and all such acts shall be null and void if done during the term of the mortgage without such approval or consent.

    27.    RECORDING: This Lease shall not be recorded, but Lessor and Lessee agree to execute a short form memorandum of this Lease, in recordable form, which may thereafter be recorded by Lessor or Lessee.

    28.    SCOPE OF THE AGREEMENT: This Lease is and shall be considered to be the only agreement between the parties regarding the subject matter hereof. All prior negotiations and oral agreements by either party are merged and included herein.

    29.    AMENDMENT OF LEASE: No amendment or other modification of this Lease shall be effective unless in writing and signed by all parties hereto.

    30.    COMMISSIONS: Lessor and Lessee each represent and warrant to the other that they have employed no broker, finder or other person in connection with the transactions contemplated under this Lease which might result in the other party being held liable for all or any portion of a commission hereunder. Lessor and Lessee each hereby agree to indemnify and hold the other free and harmless from and against all claims and liability arising by reason of the incorrectness of the representations and warranties of this Paragraph, including, without limitation, reasonable attorney’s fees and court costs.

    31.    CONSTRUCTION AND EFFECT: Time is of the essence of this Lease. All headings herein are used only for the purpose of convenience and shall not be deemed to contain or limit the subject matter of the provisions hereof, nor be considered in the construction thereof. Each and all of the obligations, covenants and conditions contained herein shall inure to the benefit of and be binding upon and enforceable against, as the case may require, the successors and assigns of Lessor and Lessee. In the event more than one party executes this Lease as Lessor or Lessee, the obligations of such Lessors or Lessees hereunder shall be joint and several. Whenever it is herein provided that Lessee is required to procure Lessor’s written permission, consent or approval, Lessor shall not unreasonably withhold such permission, consent or approval, and Lessor’s failure to respond in writing to Lessee’s request within ten days from the date of Lessee’s request shall constitute an unqualified and irrevocable permission for, consent to and/or approval of the matter so requested and described by Lessee. Any demand for increased rental shall be deemed unreasonable.

    32.    RIGHT OF FIRST REFUSAL: In the event that at any time during the initial term or any extension of the term permitted hereunder, Lessor shall elect to sell or transfer all or any portion of the Premises to a third party, Lessee, or its assigns, are hereby given the right of first refusal to purchase the same in accordance with the procedures hereinafter set forth. In the event Lessor shall secure a firm offer in contract form executed by any purchaser, said offer shall be submitted to Lessee, in writing, and the latter shall have thirty (30) days from the date of receipt of said notice in which to meet the terms of said purchase as set forth in said contract. In the event Lessee shall not have notified Lessor in writing of its election to purchase the Premises within the thirty (30) day period, then Lessor shall have the right to sell the Premises upon the terms and conditions set forth in said notice to the purchaser designated therein. In the further event Lessee shall fail to comply with the terms of said offer to purchase within the periods therein provided, Lessor shall have the right to sell the Premises to the purchaser designated in the original contract. In the event Lessor shall not thereafter consummate said sale, then the first right of refusal herein shall continue in full force and effect with respect to any future contemplated sales or, in the event such sale shall be consummated, said first right of refusal shall continue in full force and effect with respect to any subsequent sales contemplated by the new owners, and the same notice requirements shall apply. In the event Lessee, or its assigns, shall elect to purchase upon the terms contained in said notice, then Lessee shall consummate said purchase in accordance with the terms, and Lessor shall convey the Premises executing good and sufficient warranty deed acceptable for title insurance by an American Land Title Association approved title insurer, free and clear of all liens and encumbrances, except those of record or which an accurate and complete survey of the Premises would disclose and which are acceptable to Lessee.

    33.    ENVIRONMENTAL MATTERS:

             33.1    Warranties and Covenants. Lessee shall at all times comply with applicable local, state and federal laws, ordinances and regulations relating to Hazardous Substances. Lessee shall at its own expense maintain in effect any permits, licenses or other governmental approvals, if any, required for Lessee’s use of the Premises. Lessee shall make all disclosures required of Lessee by any such laws, ordinances and regulations, and shall comply with all orders, with respect to Lessee’s use of the Premises, issued by any governmental authority having jurisdiction over the Premises. Lessor shall make all disclosures required of Lessor by any such laws, ordinances and regulations, and shall comply with all orders issued by any governmental authority having jurisdiction over the Premises, and take all action required of such governmental authorities to bring the Premises into compliance with all laws, rules, regulations and ordinances relating to Hazardous substances and affecting the Premises.

             33.2    Hazardous Substances. As used in this Lease, the term “Hazardous Substances” means any hazardous or toxic substances, materials or wastes, including, but not limited to, those substances, materials, and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302); Hazardous Chemicals as defined in the OSHA Hazard Communication Standard: Hazardous Substances as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et. Seq; Hazardous Substances as defined in the Toxic Substances Control Act, 15 U.S.C. 26012671; and amendments to all such laws and regulations thereto, or such substances, materials and wastes which are or become regulated under any applicable local, state or federal law.

    34.    FRANCHISE: Lessor acknowledges that Lessee will initially operate the Premises pursuant to a franchise agreement under which Wendy’s International is the franchisor and the Lessee is franchisee. Lessee shall maintain the franchise agreement and its franchise rights to operate a Wendy’s Old-Fashioned Hamburger restaurant on the Premises. In order to induce Wendy’s International to grant the franchise to Lessee, Lessor agrees that if (i) Lessee fails to cure any default or breach by Lessee hereunder, (ii) the period to cure or remedy has past, and (iii) the Lessor will not take any action to cure the default or breach, then Lessor shall provide notice to Wendy’s International which shall thereupon have the right (but shall have no obligation) to: (a) cure or remedy such default or breach such that the default or breach no longer exists, or (b) acquire by assignment from Lessee the leasehold estate and assume all obligations thereunder including those arising prior to the date of such assumption. Lessor acknowledges that “Wendy’s Old Fashioned Hamburgers Restaurant” and “Wendy’s” are registered trademarks owned exclusively by Wendy’s International, and that Lessor has no right to use the “Wendy’s Old Fashioned Hamburgers Restaurant” and “Wendy’s” trademarks without the specific written permission of Wendy’s International or its duly authorized franchisee.

    35.    GUARANTY: Upon the Commencement Date, Lessee shall ensure the execution of the Guaranty attached hereto as Exhibit B.

        IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease on the date below their signatures.

LESSOR:

——————————————
a —————————————

——————————————
By:—————————————
Its:—————————————
Date:————————————

LESSEE:

WM LIMITED PARTNERSHIP -- 1998
a Michigan limited partnership

By:——————————————
Robert E. Schermer, Jr., President
RES Management, LLC -- General Partner
Date:——————————————

EXHIBIT A

LEGAL DESCRIPTION OF THE PREMISES

EXHIBIT B

MERITAGE GUARANTY

        In consideration of the execution of the Lease between WM LIMITED PARTNERSHIP – 1998 (“Lessee”), and ___________________________________________________________ (“Lessor”), dated ________________________, 2004, and in order to induce Lessor to enter the Lease, the undersigned does guarantee to the Lessor the payment (when due) and the performance of all obligations of Lessee under the terms of the Lease. The undersigned does further agree to reimburse Lessor for all costs and other expenses incurred by Lessor, if any, in the collection of the guaranteed amount and in the enforcement of this Guaranty.

Dated: _______________, 2004	Meritage Hospitality Group Inc., a Michigan corporation BY: —————————————— Its:——————————————